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                                                                     EXHIBIT 5.1

                               November 19, 1997

PC Quote, Inc.
300 South Wacker Drive
Suite 300
Chicago, IL 60606

    Re: Registration Statement on Form S-2
      No. 333-39245

Ladies and Gentlemen:

    We have acted as counsel to PC Quote, Inc., a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-2, Registration No. 333-39245 (the "Registration Statement"). The Registration Statement relates to the (i) proposed issuance of an aggregate of 7,402,246 transferable rights (the "Rights") which will entitle each of the Company's shareholders as of the record date to purchase one share of the Company's Common Stock (the "Shares") at a subscription price of $1.00 per share and (ii) a maximum of 7,402,246 shares of the Company's Common Stock that may be issued upon a due and proper exercise of the Rights.

    We have examined such documents and corporate and other records and such matter of law as we deemed necessary for the purpose of rendering this opinion, including the Company's Certificate of Incorporation, as amended, the Company's By-Laws, the Registration Statement pursuant to which the Rights and the Shares are to be registered under the Securities Act of 1933, as amended (the "Act"), and records of corporate proceedings.

    Based upon the foregoing, it is our opinion that the Rights, upon issuance by the Company, and up to 7,402,246 Shares when sold and delivered against due and proper execution of the Rights Subscription Certificate and payment in full of the subscription price by a stockholder of the Company as of the record date for the Rights Offering will be duly authorized, validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                          Very truly yours,
                                          WILDMAN, HARROLD, ALLEN & DIXON